Exhibit 20.1
                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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IN RE FUQUA INDUSTRIES, INC.     :
SHAREHOLDERS LITIGATION          :      Civil Action No. 11974
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                            ORDER AND FINAL JUDGMENT
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     On this 6th day of March, 2006, a hearing having been held before the Court to Determine whether the terms of the Stipulation and Agreement of compromise and Release of Claims, dated December 30, 2005 (the "Stipulation"), and the terms and conditions of the settlement proposed in the Stipulation (the "Settlement"), and all transactions referred to therein or preparatory or incident thereto, are fair, reasonable and adequate and in the best interests of Metromedia International Group ("Metromedia") for the settlement of all claims asserted herein; whether judgment should be entered in the above-captioned civil action (the "Action") dismissing the Action with prejudice; and whether the plaintiffs, Metromedia and all stockholders of Metromedia shall be permanently barred and enjoined from instituting or prosecuting any of the Released Claims (defined below) against any of the defendants and the Released Persons (as defined below); and the Court having considered all matters submitted to it at the hearing and otherwise;

     NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

     1. The Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing and Right to Appear (the "Notice"), which was mailed on January 31, 2006 to all record holders of common stock of Metromedia as of January 5, 2006, is hereby determined to be the best practicable notice under the circumstances and in full compliance with Rule 23.1 of the Court of Chancery and the requirements of due process.

     2. The Settlement as reflected in the Stipulation is approved as fair, reasonable and adequate and in the best interests of Metromedia and its stockholders. The plaintiffs have served as adequate representatives in the Action, and the parties are directed to consummate the Settlement in accordance with the terms and provisions of the Stipulation.

     3. This Action shall be dismissed  with  prejudice  and any and all claims, demands, rights, causes of action, suits, matters and issues of any kind whatsoever, whether equitable, statutory or legal, liquidated or non-liquidated, asserted or unasserted, known or unknown, contingent or absolute, state or federal, that have been, could have been, or in the future could be asserted in any court of any jurisdiction by the plaintiffs, or any of them, individually, derivatively in the right and on behalf of Metromedia, or as representative of all stockholders of Metromedia , or by Metromedia, or the present or former stockholders of Metromedia or any of its predecessor corporations, and each of them, and their present or former directors, officers, agents, employees, attorneys, accountants, representatives, advisors, investment bankers, commercial bankers, trustees, parents, affiliates, subsidiaries, general or limited partners, heirs, executors, administrators, successors and assigns, against defendants (including all defendants previously named and dismissed from the Action), Metromedia, J.B. Fuqua and any trust created by or for him, his spouse or his children (including the J.B. Fuqua Foundation, the Jennifer C. Fuqua Trust, the Lauren B. Fuqua Trust, and the J. Rex Fuqua Foundation), or any of their respective present or former directors, representatives, attorneys, agents, employees, advisors, investment bankers, commercial bankers, trustees, parents, affiliates, subsidiaries, general or limited partners, stockholders, heirs, executors, administrators, successors and assigns, or persons alleged to have been associated with any of the defendants (the "Released Persons") in connection with, or that arise out of or relate to, the subject matter of the Action, or relating to any of the facts, events, acts, negotiations, transactions or agreements referenced in the Action, or which are or could have been asserted against the Released Persons in the Action, together with any and all claims for recovery or reimbursement of attorneys' fees and expenses advanced to or on behalf of defendants, or any of them, by or on behalf of Fuqua, Metromedia or any of their respective corporate successors, predecessors or assignees, or any of their respective insurers incurred or reasonably to be incurred in connection with the defense of this Action and the Settlement (collectively, the "Settled Claims"), except for any claims to enforce the terms or conditions of the Stipulation, shall be fully, finally, and forever compromised, settled, discharged, dismissed with prejudice and released.

     4. The plaintiffs' attorneys are hereby awarded attorneys' fees in the amount of $2,100,000 and expenses in the amount of $335,000 payable in accordance with the provisions of the Stipulation, which sums the Court finds to be fair and reasonable.

     5. Without affecting the finality of this Order and Final Judgment in any way, this Court reserves jurisdiction over all matters relating to the administration and consummation of the Settlement.


Dated:  March 6, 2006                          /S/  William B. Chandler
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                                            Chancellor